Exhibit 99.1

Tenet Expects $77 Million Favorable Settlement with CMS and HHS

Gain Expected to be Recorded in Q1’12

DALLAS — April 12, 2012 — Tenet Healthcare Corporation (NYSE:THC) announced that it has entered into an agreement as part of an industry-wide settlement with the United States Department of Health and Human Services (“HHS”), the Secretary of HHS, and the Centers for Medicare & Medicaid Services that is expected to result in approximate net cash proceeds to Tenet of $84 million, of which $77 million is expected to relate to continuing operations. The cash proceeds related to this settlement are expected to be received on or about June 30, 2012.

The settlement corrects underpayments from the Medicare inpatient prospective payment system during a number of prior years.

Tenet anticipated the favorable resolution of this and other settlements when it raised its 2012 Outlook on February 28, 2012, but, to remain conservative, included a contribution of only $25-50 million from pending settlements. The Company intends to update its 2012 Outlook for Adjusted EBITDA as part of its release of first quarter earnings on May 8, 2012.

In an additional item related to federal government reimbursement, Tenet said it expects to record a $2 million unfavorable Medicare disproportionate share hospital Supplemental Security Income (“SSI”) adjustment in the quarter ended March 31, 2012 related to CMS’s recently released SSI ratios. The Company accrued $49 million in reserves for potential SSI adjustments in prior reporting periods, including $6 million in 2011.

Tenet Healthcare Corporation, a leading health care services company, through its subsidiaries operates 50 hospitals, over 100 free-standing outpatient centers and Conifer Health Solutions, a leader in business process solutions for health care providers that serves more than 300 hospital and health care entities nationwide.  Tenet’s hospitals and related health care facilities are committed to providing high quality care to patients in the communities they serve.  For more information, please visit www.tenethealth.com.

Media: Rick Black (469) 893-2647	Investors: Thomas Rice (469) 893-2522
Rick.Black@tenethealth.com	Thomas.Rice@tenethealth.com

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